Exhibit 10.1

EXECUTION VERSION

October 31, 2022

Andrew Greenfield

c/o last address on file with the Company

Re:	Retention Agreement

Dear Andrew:

In recognition of your leadership skills and experience and in order to promote a successful integration of Abiomed, Inc. (the “Company”) with Johnson & Johnson (“Parent”), we are excited to provide you with the retention opportunity described herein, which includes an aggregate amount of $3,500,000. We view the first 24 months after Closing (as defined below) as a key period in the integration of the Company and for continuing, and building on, its successes. Even more exciting is the long-term future and the prospect to continue to positively impact the lives of patients and their families. We look forward to welcoming you to the Johnson & Johnson family and working with you to enable this success!

This letter agreement (this “Agreement”) is in reference to the change of control agreement between you and the Company, dated as of September 15, 2008 (as amended through the date hereof, the “CIC Agreement”). As you know, Parent, Athos Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company propose to enter into a merger agreement (the “Merger Agreement”) that will (subject to the satisfaction of the terms and conditions of the Merger Agreement) result in Merger Sub being merged with and into the Company as a result of the Merger (as defined in the Merger Agreement) and the Company surviving the Merger as a wholly owned subsidiary of Parent. As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has requested that you enter into this Agreement setting forth certain modifications to your rights and obligations under the CIC Agreement and any other agreement between you and the Company that provides for severance, separation or retention payments or benefits. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned thereto under the Merger Agreement.

In consideration of the benefits provided hereunder, and for other good and valuable consideration, which is hereby acknowledged and agreed by the undersigned, each of the Company and you (each, a “party”) agrees as follows:

1. Effectiveness. This Agreement shall become effective upon effectiveness of the Merger Agreement; provided, however, that this Agreement is expressly contingent upon the Closing and that in the event the Closing is not completed for any reason, this Agreement shall be null and void ab initio.

2. Amendment to Section 3 of the CIC Agreement. You agree, subject to the terms of this Agreement, to remain in the employ of the Company and/or Parent for the period beginning on the Closing and ending on the 24-month anniversary of the Closing (such date, the “Transition Date”), the term “Six Month Period” in the CIC Agreement shall be replaced with the term “Twenty Four Month Period” and the last sentence of Section 3 of the CIC Agreement shall be replaced with the following:

“The Executive hereby agrees to remain in the employ of the Company for the period commencing on the Effective Date and ending on the date that is 24 months following the Effective Date (the “Twenty Four Month Period”).”

3. Entitlement to Severance; Definition of “Good Reason”; Miscellaneous. (a) You acknowledge and agree that if your employment is terminated prior to the Transition Date by the Company and its Affiliates other than for Cause (as defined in the CIC Agreement), by you for Good Reason (as defined below) or if your termination is due to your death or Disability (as defined in the CIC Agreement), you shall be entitled to (A) all severance payments and benefits described in Section 6(d) of the CIC Agreement, determined as if your employment with the Company was terminated by the Company without Cause as of the Closing (the “Termination Compensation”, of which the “Severance Amount” (as defined in the CIC Agreement) is $1,249,500) plus (B) an additional cash payment in an amount equal to the Retention Bonus. Notwithstanding the foregoing, if any termination of your employment described in this paragraph occurs after the date that is 12 months following the Closing and you have already become entitled to payment of the Termination Compensation and the First Retention Payment (as defined below) pursuant to Section 5, you shall not receive the Termination Compensation or the First Retention Payment in connection with such termination and shall only receive the Second Retention Payment (as defined below). The Retention Bonus shall mean both the First Retention Payment and the Second Retention Payment.

(b) In each case, your right to receive each installment of the Retention Bonus is subject to your continued compliance with any restrictive covenants contained in any agreement between you and the Company and your execution of a general release of claims against the Company and its Affiliates substantially in the form attached as Exhibit A, and such release becoming effective and irrevocable no later than 60 days following the date of termination. Payment of the Retention Bonus (or the Second Retention Payment, if applicable) under this Section 3 will be made to you pursuant to Section 5. In addition, you further acknowledge and agree that the payments and benefits under this Section 3(b) shall be in lieu of, and not in addition to, any other severance or similar payments and benefits under any other plan, program, policy, agreement or arrangement maintained by the Company, Parent or any of their respective Affiliates applicable to you currently or at the time of Closing (excluding, for the avoidance of doubt, your rights under Sections 8 and 9 of the CIC Agreement).

(c) From the Closing and through the Transition Date (or your earlier termination of employment), your title will be Worldwide President, Abiomed, reporting to a direct report of the Worldwide Chairman, MedTech, or other equivalent position (the “Reporting Person”) and with such duties as are reasonably assigned to you by the Reporting Person. Notwithstanding anything in the CIC Agreement to the contrary, “Good Reason” for purposes of this Agreement and the CIC Agreement shall mean (i) requiring that your services be performed at any location 35 miles or further from the location where they are performed immediately prior to the Closing, (ii) assignment to you of duties that are substantially inconsistent with those assigned to other similarly situated Worldwide Presidents of Parent and its Affiliates, (iii) a reduction in your base salary or annual cash bonus target as in effect immediately prior to the Closing, (iv) failure to provide you with an annual long term incentive award, fringe benefits, secretarial support and business expense reimbursements, in each case, on substantially the same basis as other similarly situated employees of Parent and its Affiliates, (v) failure to provide vacation accruals or office space no less favorable than those you received immediately prior to the Closing and (vi) failure to provide other compensation, retirement, health and welfare benefit plans and programs that are substantially comparable in the aggregate to those made available to you immediately prior to the Closing (excluding any equity-based, retention, change in control or other one-off payments or benefits), in the case of clauses (ii)-(vi), other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you. Notwithstanding the foregoing, beginning on the first anniversary of the Closing, clauses (iii)-(vi) in the definition of Good Reason shall be replaced with: “(iii) reduction in your base salary and (iv) failure to provide you with an annual long term incentive award, other compensation, retirement, health and welfare benefit plans and programs, vacation accruals, office space, fringe benefits, secretarial support and business expense reimbursements, in each case, on substantially the same basis as other similarly situated employees of Parent and its Affiliates.”.

(d) After the Closing, and solely to the extent you remain an employee of the Company, Parent or any of their Affiliates at the time that the Company, Parent or such Affiliate engages in routine annual compensation determinations involving, among other things, merit increase determinations for its employees, you shall be considered with respect to such determinations in good faith and on substantially the same basis as other similarly situated employees of the Company, Parent or such Affiliate.

(e) The Company acknowledges and affirms the terms of Sections 8 and 9 of the CIC Agreement. In the event that the Closing is reasonably expected to occur on or after January 1, 2023, the Company and you shall reasonably cooperate with any requests by Parent to take any actions on or prior to December 31, 2022 that would reduce the amount of any excise tax incurred under Section 4999 of the Code with respect to any payments or benefits to which you are entitled. Parent shall be a third-party beneficiary of this Section 3(e).

4. Treatment of Equity-based Awards. You acknowledge and agree that your Company Options, Company RSU Awards and Company PSU Awards will be treated as set forth in Section 3.7 of the Merger Agreement, and subject to all applicable tax withholdings. You hereby agree that any stock option, restricted stock award or other equity-based or equity-related award granted to you on or after the Closing shall be subject to the provisions in the applicable equity plan of Parent and the applicable award agreement entered into between you and Parent and shall not be subject to any provision of the Employment Agreement or the CIC Agreement relating to stock options, restricted stock unit awards or other equity-based awards.

5. Retention Payment.

(a) If you remain an active full-time employee of the Company, Parent or any of their respective Affiliates through the first anniversary of the Closing, you will receive cash payments equal to (i) the Severance Amount, determined as if your employment with the Company was terminated by the Company without Cause as of the Closing, which will be paid to you in a lump sum on the third business day following the first anniversary of the Closing plus (ii) subject to your compliance with Section 7 of this Agreement, an amount equal to $1,150,500 (the “First Retention Payment”), which will be paid to you in a lump sum on the third business day following the applicable Release Effective Date (as defined below).

(b) Subject to your compliance with Section 7 of this Agreement, if you remain an active full-time employee of the Company, Parent or any of their respective Affiliates through the Transition Date, you will receive a cash payment equal to $1,100,000 (the “Second Retention Payment”). The Second Retention Payment will be paid to you in a lump sum on the third business day following the applicable Release Effective Date.

(c) You hereby agree that, notwithstanding anything contained in the CIC Agreement or any other agreement between you and the Company providing for severance or separation payments or benefits, the aggregate payments you may receive under this Agreement shall not exceed $3,500,000 (other than, in the event you are entitled to receive the Termination Compensation, any compensation or benefits under Section 6(d) of the CIC Agreement that are in excess of the Severance Amount); furthermore, you shall not be entitled to any severance or separation payments or benefits under the CIC Agreement (including under Section 6(d) thereof) or under any other plan, program, policy, agreement or arrangement maintained by the Company, Parent or any of their respective Affiliates applicable to you currently or at the time of Closing (excluding, for the avoidance of doubt, your rights under Sections 8 and 9 of the CIC Agreement). Notwithstanding the generality of the foregoing, the CIC Agreement shall terminate and be of no further effect upon the first anniversary of the Closing (other than Sections and 9 of the CIC Agreement and any other provisions necessary to give effect to and enforce such section). If you continue to be employed by Parent and its Affiliates following the Transition Date, you shall be eligible for severance benefits under either the applicable severance policy of Parent or one of its Affiliates, as determined by Parent in good faith.

6. Restrictions Prior to Closing. You and the Company also agree that, during the period following the signing of this Agreement and prior to the Closing, neither the CIC Agreement nor this Agreement shall be amended, modified, replaced or terminated without Parent’s prior written consent and that Parent shall be a third-party beneficiary of this Section 6.

7. General Waiver and Release. You agree that any portion of the Retention Bonus will become payable to you only if (a) you execute, prior to the payment of the applicable portion, a general waiver and release of all claims up to the date such release is executed, including those under the CIC Agreement, in favor of Parent, the Company and their respective Affiliates, and others related to such entities (including their respective directors, officers and employees), substantially in the form attached as Exhibit A, and (b) such waiver and release becomes effective and irrevocable (the date of such effectiveness and irrevocability, the “Release Effective Date”, which date shall be no later than 60 days after, as applicable, the first anniversary of the Closing or the Transition Date or, if earlier, your termination date).

8. Withholding. You are solely liable for all taxes, including Federal, state, local or foreign income, employment and social security taxes, and tax penalties that you incur in connection with this Agreement or your employment with Parent and its Affiliates, and none of Parent or any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes. The Parent or its applicable Affiliate may withhold from any amounts payable under this Agreement or your employment with Parent and its Affiliates such Federal, state, local or foreign taxes, including income, employment and social security taxes, as will be required to be withheld pursuant to any applicable law or regulation.

9. Section 409A. It is intended that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code. Section 11 of the CIC Agreement shall apply to any payment made pursuant to this Agreement.

10. Not an Employment Agreement. Following the Closing, the terms of this Agreement neither bind you to continued employment with Parent or any of its Affiliates nor confer any rights upon you with respect to the continuation of employment by Parent or any of its Affiliates. No provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent, the Company or any of their respective Affiliates to amend, modify or terminate any plans, programs, policies, agreements, arrangements or understandings of Parent, the Company or any of their respective Affiliates, and nothing herein shall be construed as an amendment to any such plan, program, policy, agreement, arrangement or understanding.

11. Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

12. Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13. Entire Agreement; Amendments. This Agreement and Exhibit A and the CIC Agreement contain the entire agreement among you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among you and the Company with respect hereto. You acknowledge and agree that this Agreement constitutes a modification of your rights under the CIC Agreement and any other agreement between you and the Company providing for severance, separation or retention payments or benefits or any other plan, program, policy or arrangement providing for such benefits. Notwithstanding the foregoing, all other terms of the CIC Agreement and any such other agreement that have not been modified by this Agreement shall remain in full force and effect. This Agreement may not be modified or amended except with the written consent of Parent and by a writing signed by each of the parties.

14. Successors and Assigns. This Agreement shall be binding on (a) you and your estate and legal representatives and (b) the Company and its successors and assigns.

15. Counterparts; Interpretation. This Agreement may be executed in two or more counterparts (including via facsimile), each of which shall be deemed an original but all of which together shall be considered one and the same agreement. For purposes of this Agreement, the term “including” shall mean “including, without limitation”.

Very truly yours,

ABIOMED, INC.

By:	/s/ Marc A. Began
Name: Marc A. Began
Title: GVP – GC – Secretary

Agreed and Accepted:

/s/ Andrew Greenfield
Andrew Greenfield

Exhibit A

General Release

Capitalized terms used but not defined herein have the meanings set forth in that certain retention letter agreement (the “Retention Agreement”), dated October 31, 2022, by and between you and Abiomed, Inc. (the “Company”).

In consideration for the [First Retention Payment][Second Retention Payment] (the “Retention Payment”), you release and give up any and all claims and rights arising through the date you sign this General Release (this “Release”) that you may have against the Company and Parent, and all of their respective subsidiaries, divisions, affiliated companies and benefit plans, as well as all of their respective past, present and future directors, officers, employees, plan administrators, agents and attorneys (all of whom are referred to collectively in this Release as “Releasees”) in any way relating to or arising out of your employment with the Company or any other parent company or the termination of that employment, except for (i) your right to the payments and benefits provided for in the Retention Agreement and CIC Agreement, (ii) your right to any vested benefits (including restricted share units, performance share units, stock options or other equity securities that vest before the date of your termination of employment or during retirement) under the Consolidated Retirement Plan of Parent, the Parent Savings Plan or any retirement savings, incentive, executive compensation or other benefit or compensation plan or program in which you participated during your employment, (iii) your right to payments in respect of Company equity securities in accordance with the Merger Agreement and the CVR Agreement, (iv) claims for unemployment compensation, workers’ compensation benefits under the terms of any workers’ compensation insurance policy of the Company or any state disability insurance benefits pursuant to the terms of applicable state law, (v) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (vi) your rights to defense, contribution or indemnification by Parent, the Company or any of their respective Affiliates, including pursuant to contract, applicable law, any directors’ and officers’ liability or other insurance policy or the by-laws, articles of incorporation, charter or similar organization documents of Parent, the Company or any of their respective Affiliates (collectively the “Excepted Rights”).

By signing this Release, you release and give up all claims and rights against Releasees in any way relating to or arising out of your employment with the Company or any other parent company or the termination of that employment under any federal, state, local or foreign law, including, but not limited to, those not mentioned in this Release, those of which you are not aware, and any claims for or rights to attorneys’ fees, other than the Excepted Rights.

You are specifically releasing any claims of unlawful discrimination, harassment or retaliation against you, including, but not limited to, those based on your age, sex, race, color, religion, national origin, citizenship, veteran status, sexual orientation, gender orientation, disability, or any other status protected by applicable law. These include any and all claims you may have under the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Age

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Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq.; the Sarbanes- Oxley Act of 2002, 15 U.S.C. § 7241 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; any state or local counterpart to such federal statutes; the Massachusetts Payment of Wages Law ; and any other applicable federal, state, foreign or local statute, regulation or ordinance prohibiting discrimination, harassment or retaliation. You are also releasing any and all other claims and rights in any way relating to or arising out of your employment with the Company or any other parent company or the termination of that employment you may have against Releasees, other than the Excepted Rights, including, but not limited to, claims for breach of contract (express or implied), breach of promise, wrongful discharge, unjust dismissal, unfair competition, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, invasion of privacy, defamation, wrongful denial of benefits, intentional and negligent infliction of emotional distress, intentional and negligent misrepresentation, representations made to induce you to accept employment with the Company or any parent company, fraud, negligence, and any intentional torts.

You are releasing all claims described above arising through the date you sign this Release, including those for any injuries or damages suffered at any time after the date you sign this Release by reason of the continued effects of alleged discriminatory acts or other conduct that occurred prior to the date you sign this Release.

You agree that the Retention Payment is not something you otherwise would be entitled to receive and constitutes consideration for this Release. You agree that you are not entitled to and will not become entitled to anything further from Releasees except for the Excepted Rights, and that you will not seek anything further from Releasees, other than with respect to the Excepted Rights. You acknowledge and confirm that you have not filed or caused or permitted to be filed any pending lawsuit of any type in any forum against any Releasee, except in respect of Excepted Rights.

This release does not apply to rights that may arise after the date you sign this Release, or to any claims that cannot be waived by private agreement under applicable law. This Release does not waive any rights you may have to file an administrative charge with the Equal Employment Opportunity Commission, but it does waive any rights you may have to any monetary award, recovery or settlement in connection with such a charge, without regard to who brought or filed such charge.

Furthermore, nothing in this Release, or any agreement signed by you during the course of your employment with the Company, whether expressly stated or not, prohibits you from reporting or making a disclosure that is required or protected under any state or federal law or regulation to any government agency concerning a possible violation of state or federal law or regulation or from recovering a monetary award, recovery, or settlement from any government agency in connection with such reporting or disclosure. However, this Release does waive any right that you have to any monetary award, recovery or settlement from the Company in connection with any such reporting or disclosure.

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I acknowledge that I have read and understand and agree to all the terms of this Release and further acknowledge that I have had the opportunity to review it with an attorney.

Andrew Greenfield

Date

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